EXHIBIT 15

Report of Independent Registered Public Accounting Firm

Shareholders

Frisch’s Restaurants, Inc.

We have reviewed the accompanying interim consolidated balance sheet of Frisch’s Restaurants, Inc. (an Ohio Corporation) and subsidiaries as of March 6, 2007, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the forty week and twelve week periods ended March 6, 2007 and March 5, 2006. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note D to the consolidated financial statements, the Company has adopted Financial Accounting Standards Board Statement No. 123 (R), Share-Based Payment, on May 31, 2006.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of May 30, 2006, and the related consolidated statements of earnings, shareholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated July 21, 2006, we expressed an unqualified opinion on those consolidated financial statements.

GRANT THORNTON LLP

/s/ Grant Thornton LLP
Cincinnati, Ohio
April 9, 2007